Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-222965, 333-231640, 333-236869, 333-253675, 333-255161, 333-258407, 333-263143, 333-267091 and 333-269361 on Form S-8, and Registration Statement No. 333-253697 on Form S-3 of our reports dated March 1, 2023, relating to the consolidated financial statements of Cardlytics, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
March 1, 2023